Exhibit 10.2

CONFORMED COPY

LEASE AGREEMENT, dated April 27, 2006, between THOMAS MINOR ASSOCIATES, LLC, having an address c/o Henry Toolan, 12 Glenwood Drive, Saddle River, New Jersey 07458 (“Landlord”) and FEDERAL MARKETING CORP d/b/a CREATIVE HOMEOWNER (“Tenant”), having an address of 15 Wellman Avenue, North Chelmsford, Massachusetts 01863.

PREAMBLE

BASIC LEASE PROVISIONS AND DEFINITIONS.

In addition to other terms elsewhere defined in this Lease, the following terms whenever used in this Lease should have only the meanings set forth in this Preamble, unless such meanings are expressly modified, limited or expanded elsewhere herein.

1.             Premises:  The property located at 24 Park Way, Upper Saddle River, New Jersey, 07458 which property is further described on Exhibit A attached hereto and made a part hereof, consisting of the real property (the “Land”) and the improvements and structures located thereon (the “Building”).

2.             Term:  Five (5) years with three (3) consecutive five (5)-year options to extend.

3.             Commencement Date:  April 27, 2006.

4.             Expiration Date:  Noon on April 26, 2011.

5              Permitted Use:  Publishing, book and magazine distribution and warehousing facility and general office space incidental to such use; provided, however, in no event shall Tenant have the right to conduct any printing operations at the Premises.

6              Fixed Rent:  Two Hundred Seventy Six Thousand Ninety and 75/100 ($276,090.75) Dollars per annum (the “Annual Base Rent”) (being Twenty Three Thousand Seven and 56/100 ($23,007.56) Dollars per month).

7.             Late Charge:  Five percent (5%) of the amount of the payment due.

8.             Lease Year:            shall mean each calendar year (or portion thereof) occurring during the Term.

9.             Security Deposit:  None.

10.           Tenant’s NAICS Series Identification Number for Environmental Information (as per United States Office of Management & Budget):  PCU323117323117

The parties hereby agree to the following terms and conditions:

1.             Premises, Term and Purpose.

(a)           Landlord does hereby lease to Tenant, and Tenant does hereby lease from Landlord, the Premises for the Term commencing on the Commencement Date and ending on the Expiration Date, or such earlier date upon which the Term may expire or be terminated pursuant to the provisions of this Lease or pursuant to Law.

(b)           The Premises shall be used by Tenant for the Permitted Use and for no other use or purpose without Landlord’s consent, which consent shall not be unreasonably withheld, conditioned or delayed. Tenant shall not use or occupy the Premises or any part thereof, for any purpose deemed unlawful, disreputable, or extra-hazardous on account of fire or other casualty, or for any purposes which shall impair the character of the Premises. Tenant, at its sole cost and expense shall obtain any consents, licenses, permits or approvals required to conduct its business at the Premises.

2.             Rent.

(a)           The Rent (hereinafter defined) payable by Tenant pursuant to this Lease is intended to be absolutely and completely net to Landlord, and all charges and expenses imposed upon the Premises incurred in connection with its ownership, use, occupancy, care, maintenance, operation and control, whether foreseen or unforeseen, regardless of the nature of such expenses or the remaining period of the Term, shall be paid by Tenant, except that Landlord shall pay its own income taxes, if any, on the Fixed Rent and Additional Rent (hereinafter defined) payable hereunder.

(b)           The Rent reserved under this Lease for the Term hereof shall be and consist of (a) the Fixed Rent payable in equal monthly installments in advance, on the first day of each and every calendar month during the Term (except that Tenant shall pay the first monthly installment upon signing this Lease); plus (b) such additional rent and other charges (“Additional Rent”) as are due and payable pursuant to this Lease, which Additional Rent shall be payable as hereinafter provided, all to be paid directly to the applicable party, in lawful money of the United States of America (hereinafter Fixed Rent and Additional Rent are sometimes collectively referred to as “Rent.”).

(c)           Tenant does hereby covenant and agree promptly to pay the Fixed Rent and Additional Rent herein reserved as and when the same shall become due and payable, without demand therefor, and without any set-off or deduction whatsoever. All Additional Rent which is not due and payable on a monthly basis during the Term, unless otherwise specified herein, shall be due and payable, (i) if payable to a third party, within the time permitted for payment without interest, penalty or default, (ii) if payable to Landlord without specific payment terms set forth herein, within thirty (30) days of delivery by Landlord to Tenant of notice to pay the same, and (iii) if payable to Landlord in a specific time or manner set forth herein, in accordance therewith.

(d)           In the event that any payment of Fixed Rent or Additional Rent payable to Landlord shall be paid after the due date for same provided herein, Tenant shall pay, together with such payment, the Late Charge and a like additional Late Charge for each thirty (30) days or portion thereof that such payment shall remain unpaid. Notwithstanding the foregoing, Tenant shall not be required to pay a late charge on the first or second late payment in any period of twelve (12) consecutive months, unless such payments remain unpaid for ten (10) days after written notice to Tenant.

3.             Expenses. (a)  Tenant shall pay, as Additional Rent, all costs and expenses of any kind or type whatsoever, foreseen or unforeseen, relating to the Premises or the improvements thereon (“Expenses”); provided, however, Expenses shall not include expenses initiated by Landlord that are unrelated to this Lease or to Tenant’s use and/or occupancy of the Premises or the maintenance thereof. Expenses shall include, without limitation, Real Estate Taxes (as hereinafter defined), operating expenses, utility expenses, costs of maintenance, repair and/or replacement of any portion of the Premises or the improvements thereon (including, without limitation, interior, exterior and structural portions thereof but specifically excluding Landlord’s Repair Obligations), costs of additions, alterations and improvements to the Premises (whether made voluntarily by Tenant or whether required pursuant to this Lease or by Law (as hereinafter defined) and whether, without limitation, such additions alterations or improvements are interior, exterior or structural), and all other expenses of any kind or nature relating to the Premises or the operation thereof. Notwithstanding the foregoing, Tenant shall have no obligation to make any structural repairs or alterations (i) except to the extent necessitated by the negligence or acts or omissions of Tenant, or (ii) required pursuant to Law, except to the extent necessitated by Tenant’s particular use of the Premises as opposed to general warehouse, distribution or office use. All of such Expenses, with the exception of Real Estate Taxes, shall be paid directly to the person or persons providing the goods or services giving rise to the Expenses and all such persons shall look solely to Tenant for the payment of same.

(b) (i) “Real Estate Taxes” shall mean all real estate taxes, duties or assessments (special or otherwise), water and sewer rents whether ordinary or extraordinary, general or special, foreseen or unforeseen, of any kind and nature whatsoever, which at any time during the Term of this Lease shall be assessed, levied, confirmed, imposed upon or grow out of, or become due and payable in respect of, or become a lien on or be attributable in any manner to any part of the Premises, or of the rents receivable therefrom, or any part thereof or any use thereon or any facility located therein or used in connection therewith or any other charge or other payment required to be paid to any governmental authority. Notwithstanding the foregoing, Tenant shall not be required to pay any income or franchise tax, net profits tax, estate tax, inheritance tax, or payroll tax of Landlord; provided, however, that if any governmental authority imposes, assesses or levies tax on rent or any other tax upon Landlord as a substitute in whole or in part for real estate taxes or assessments, the substitute tax shall be deemed to be Real Estate Taxes, whether or not any of the foregoing shall be a so called “Real Estate Tax”

      (ii)  Tenant shall pay throughout the term hereof, as additional rent (“Additional Rent”), at least ten (10) days before any fine, penalty or interest may be added for non-payment, all Real Estate Taxes. If any Real Estate Taxes are assessed for a period of time which begins before or ends after the Term, then Tenant shall only be required to pay the portion of those Real Estate Taxes that is allocable to the Term on a per diem basis. If any Real Estate Taxes are payable in installments, Tenant shall only be obligated to pay those Real Estate Taxes over the longest permissible period and shall only be responsible for the payment of those installments (calculated over the longest permissible period) allocable to the Term, which shall be determined on a per diem basis as described in the preceding sentence. Tenant shall provide reasonable proof to Landlord that each payment of Real Estate Taxes required hereunder has been made. At Landlord’s option, which Landlord must exercise in writing and may change from time to time in writing, Tenant shall either (i) mail a copy of the check and the payment coupon (if available) to Landlord simultaneously with Tenant mailing them to the taxing authority, together with a letter from Tenant certifying that the original check was mailed to the taxing authority on the same day or (ii) mail a copy of the cancelled check and a copy of the payment coupon (if available) to Landlord within a reasonable period after receiving the cancelled check from Tenant’s bank. Landlord acknowledges that the cancelled check may not be available for some time due to deposit and clearing delays and the normal timing of

Tenant’s bank’s return of cancelled checks. Landlord shall deliver all tax payment coupons for Real Estate Taxes in its possession to Tenant within thirty (30) days after the execution of this Lease, and shall, within that thirty (30) day period, notify the relevant taxing authorities to issue future bills for Real Estate Taxes directly to Tenant.

(iii)          Tenant shall have the right to request Landlord to bring proceedings contesting the validity or amount of any Real Estate Taxes paid or payable by Tenant under the terms of this Lease; provided, however, if following Tenant’s request Landlord elects not to contest the validity of any Real Estate Taxes, Tenant shall have the right, upon written notice to Landlord, to bring proceedings contesting the validity or amount of any Real Estate Taxes and to prosecute, settle or discontinue same in Tenant’s name. If Tenant elects to bring any such proceeding, Tenant shall proceed at its sole cost and expense. Landlord agrees to cooperate with Tenant in any such proceeding and upon Tenant’s request execute any reasonable documents required in connection with such proceeding. The parties agree that if the contest results in a reduction of taxes, the refund shall first be applied towards the Tenant’s cost in bringing such proceeding and then such recovery shall be appropriately pro-rate between the parties with respect to any recovery applicable to the first or last year of the term. Neither party shall discontinue any abatement proceedings begun by it without first giving the other party notice of its intent to do so and reasonable opportunity to be substituted in such proceedings.

4.             Additions, Alteration and Improvements.

(a)           All additions, alterations and improvements (“Alterations”) to the Premises made during the Term shall be made by Tenant at Tenant’s sole cost and expense. Interior nonstructural Alterations not affecting the building systems may be made by Tenant without first obtaining Landlord’s consent so long as such Alterations are not visible from the outside of the Building and are for Tenant’s business purposes. All other Alterations shall only be made after Tenant has obtained Landlord’s written consent thereto, which consent Landlord agrees not to unreasonably withhold or delay. In no event shall Tenant install any underground or above ground storage tanks at the Premises, whether interior or exterior, and any such installation is expressly prohibited hereunder and Landlord shall conclusively be deemed reasonable in withholding its consent to any Alterations that include a storage tank or otherwise can reasonably be expected to increase the risk of any violation of any Environmental Law occurring at the Premises.

(b)  Tenant has inspected the Premises and accepts same “as-is” without improvement by Landlord.

(c)           Before commencing any Alterations to the Premises requiring Landlord’s consent hereunder, the cost of which shall exceed One Hundred Thousand and 00/100 ($100,000.00), Tenant shall deliver to Landlord a payment and performance bond, letter of credit or other security acceptable to Landlord to assure Landlord that the Alterations undertaken will be timely completed in a good and workmanlike manner and that all contractors and vendors will be paid in full. Such bond, letter of credit or other security shall be in the amount of 125% of the reasonably anticipated cost of the Alterations undertaken and shall otherwise be on customary terms satisfactory to Landlord. In the event that the Alterations are not completed or one or more contractors or vendors are not paid in full (or bonded for the full amount of any claim subject to a bona fide dispute), Landlord shall have the right, in addition to the other rights and remedies of Landlord for Tenant’s default, of completing such Alterations and paying such contractors and vendors in full, by drawing upon the bond, letter of credit or other security (or from any other source Landlord elects at Landlord’s sole election) and to cause all contractors and vendors to be paid, none of which shall cure the default by Tenant hereunder. In no event shall Landlord be responsible for the payment of any contractor or vendor of Tenant hereunder.

(d)           Tenant shall not commence any Alterations without first obtaining all necessary permits and approvals. Tenant shall give Landlord prior written notice of any proposed Alterations, whether or not requiring the consent of Landlord with copies of proposed plans and as-built plans upon completion of any Alterations that affect the building systems or structure. Tenant agrees to indemnify, defend and hold harmless Landlord from and against any and all costs, expenses, claims, causes of action, damages and liabilities of any type or nature whatsoever (including, but not limited to attorneys’ fees and costs of litigation) arising out of or relating to the making of the Alterations by Tenant (collectively “Losses), unless such Losses arise out of or result from the negligence or willful misconduct of Landlord, its agents or employees. Nothing herein contained shall be construed as constituting the permission of Landlord for a mechanic or subcontractor to file a lien claim against the Premises and Tenant agrees to secure the removal of any such lien at Tenant’s sole cost and expense which a contractor or vendor purports to file against the Premises by payment or otherwise pursuant to Laws. All Alterations shall be effected in compliance with all applicable laws, ordinances, rules and regulations of governmental bodies having or asserting jurisdiction over the Premises.

5.             Tenant Covenants As To Condition of Premises, and Compliance with Laws.

(a)           Except as provided in Paragraph 5(b) below, Tenant shall, throughout the term of this Lease and at its sole cost and expense, maintain the Premises in good condition and state of repair, including, but not limited to, the sprinklers, mechanical, plumbing, electrical and HVAC systems servicing the Premises or any part thereof (collectively, the “Building Systems”), and at the end or certain expiration of the term hereof, shall deliver up the Premises in the order and condition as same were in upon the Commencement Date, wear and tear from reasonable use thereof, Landlord’s Repair Obligations (hereinafter defined), and casualty excepted. Tenant agrees to make all repairs necessary to maintain such condition. Tenant shall keep and maintain all exterior portions of the Premises in a clean and orderly condition, free of accumulation of rubbish and shall keep and maintain the parking areas, loading dock areas, driveways and walkways free of snow and ice.

(b)           Landlord shall, at Landlord’s sole cost and expense (except to the extent caused by the negligence or acts or omissions of Tenant), throughout the term of this Lease, (i) to the extent necessary, repair and replace the roof, and (ii) maintain and repair the structural portions of the Premises, including, but not limited to the footings, exterior walls, foundations and structural steel columns and girders (collectively “Landlord’s Repair Obligations”). Tenant shall reimburse Landlord, within forty-five (45) days after written notice of completion, for all costs and expenses incurred in connection with any repairs to the structural portions of the Premises or roof arising as a result of Tenant’s negligence or acts or omissions.

(c)           When used in any part of this Paragraph 5, the term “repairs” shall include replacements when necessary to maintain the Premises in the required condition. All repairs required to be made under any part of this Paragraph 5 shall be at least equal in quality and usefulness to the Premises as the item being repaired was on the Commencement Date.

(d)           Notwithstanding anything contained in this Lease to the contrary, (i) in the event that the Premises or any of the equipment affixed thereto or stored therein should be damaged, by any act or omission of Tenant, or its contractor’s, licensees, agents, servants, visitors or employees Tenant shall, upon demand, make all required repairs, including, but not limited to interior, exterior and structural repairs and (ii) in the event that the Premises or any of the equipment affixed thereto or stored therein should be damaged, by any act or omission of Landlord, or its contractor’s, licensees, agents, servants, visitors or employees Landlord shall, upon demand, make all required repairs, including, but not limited to interior, exterior and structural repairs.

(e)           Tenant, at Tenant’s expense, shall promptly comply with all laws, rules, regulations and ordinances, of all governmental authorities or agencies having jurisdiction over the Premises (including, without limitation, Environmental Laws), and of all insurance bodies (including, without limitation, the Board of Fire Underwriters), at any time duly issued or in force (collectively “Laws”), applicable to the Premises or any part thereof or to Tenant’s use thereof. This obligation shall include the obligation to make Alterations to the Premises, including, but not limited to interior, exterior and structural improvements; provided, however, Tenant shall have no obligation to a make any structural alterations to the Premises pursuant to this Section except to the extent such structural alterations arise in connection with Tenant’s specific use or manner or use of the Premises and not general warehouse, distribution or office use. If such compliance requires the making of exterior or structural alterations or repairs, Tenant shall not commence such alterations or repairs unless and until Tenant has submitted plans and specifications for such work to Landlord, and Tenant has obtained the approval thereof from Landlord and, if required, from any mortgagee. Such approval by Landlord and the mortgagee shall not be unreasonably withheld or delayed.

6.             Tenant’s Property. All fixtures, equipment, improvements, alterations, installations (other than trade fixtures and installations) which are attached to the Premises, and any additions and appurtenances made by Tenant to the Premises shall become the property of Landlord upon installation. Not later than the last day of the Term, Tenant shall, at its expense, remove from the Premises all of its personal property, trade fixtures and installations and such improvements as Landlord elects to have removed. Tenant, at its sole cost and expense, shall repair injury done by or in connection with the installation or removal of such property, fixtures, installations and improvements. Any equipment, fixtures, goods or other property of Tenant, not removed by Tenant upon the termination of this Lease, or upon any quitting, vacating or abandonment of the Premises by Tenant, or upon Tenant’s eviction, shall be considered as abandoned and Landlord shall have the right, without any notice to Tenant, to sell or otherwise dispose of the same, at the expense of Tenant, and shall not be accountable to Tenant for any part of the proceeds of such sale, if any. Landlord may have any such property stored at Tenant’s risk and expense.

7.             Various Negative Covenants by Tenant. Tenant agrees that it shall not, without Landlord’s prior written consent which consent shall not be unreasonably withheld, conditioned or delayed with respect to those matters set forth in subsections (c) and (d) below:

(a)           Do anything in or near the Premises which will increase the rate of fire insurance on the Premises;

(b)           Permit the accumulation of waste or refuse matter in or near the Premises except in proper containers;

(c)           Directly or indirectly assign, sublet, mortgage, hypothecate, pledge or encumber this Lease in whole or in part; or

(d)           Permit any signs, lettering or advertising matter to be erected or attached to the Premises, except that Tenant may maintain the signs currently located at the Premises.

8.             Estoppel Certificates.

Tenant covenants and agrees that it will at any time and from time to time, execute, acknowledge and deliver to Landlord, or to anyone Landlord shall designate, an estoppel certificate in form reasonably acceptable to the party requesting same relating to matters customarily included in leasehold estoppel certificates within fifteen (15) days of receipt of the Landlord’s request accompanied by such certificate. Landlord covenants and agrees that it will at any time and from time to time, execute, acknowledge and deliver to Tenant, or to anyone Tenant shall designate, an estoppel certificate in form reasonably acceptable to the party requesting same relating to matters customarily included in leasehold estoppel certificates within fifteen (15) days of receipt of Tenant’s request accompanied by such certificate.

9.             Insurance.

(a)           Tenant shall, at Tenant’s sole cost and expense, but, except to the extent prohibited by law with respect to workmen’s compensation insurance, for the mutual benefit of Landlord and Tenant, maintain or cause to be maintained (i)  “all risk” coverage on the Premises and all improvements located thereon, together with Tenant’s personal property, including, but not limited to, standard fire and extended coverage insurance with vandalism and malicious mischief endorsements, to the extent of their full replacement value without any deduction for physical depreciation of the improvements on the Premises, with Landlord named as loss payee, as its interest may appear, and with all proceeds to be paid to Landlord for the restoration of the Premises in accordance with the provisions of Paragraph 10 below. Such “full replacement cost” shall be determined at Tenant’s sole cost and expense from time to time (but not more frequently than once in any sixty (60) calendar months, except in the event of a remodeling of the Premises by Tenant in which case such redetermination shall be made within three (3) months following such remodeling) at the request of Landlord, by an appraiser (which may be the appraisal department of Tenant’s insurance carrier), engineer, architect or contractor designated by Tenant and approved in writing by Landlord (such approval not to be unreasonably withheld). No omission on the part of Landlord to request any such determination shall relieve Tenant of any of its obligations under this Paragraph; (ii) commercial general liability insurance, including but not limited to, premises, bodily injury, personal injury and contractual liability, coverages for any negligent act or omission on the part of Tenant or Tenant’s employees, contractors, licensees, invitees, agents or visitors, on or about the Premises, including such claims arising out of the construction of improvements on the Premises, such insurance to afford protection to the limit of not less than Five Million Dollars ($5,000,000.00) in respect to injury or death to any one person or to any number of persons or property damage arising out of a single occurrence naming Landlord and any mortgagee of Landlord of which Tenant has received written notice, as an additional insured; provided, however, with respect to commercial liability insurance maintained by Tenant’s contractors such insurance shall afford protection to the limit of not less than Two Million Dollars ($2,000,000.00) in respect to injury or death to any one person or to any number of persons or property damage arising out of a single occurrence; (iii) workmen’s compensation insurance covering all persons employed by Tenant or employed in connection with the construction of any improvements by Tenant and the operation of its business upon the Premises; and rental value insurance in the amount of one year’s rent and estimated additional rent; Tenant shall also carry insurance against such other hazards and in such amounts as may be customarily carried by tenants, owners and operators of similar properties as Landlord may reasonably require for its protection from time to time. In the event Landlord, at any time during the term of the Lease, reasonably determines that Tenant’s insurance coverage is inadequate, based upon the coverages being required by landlords of comparable buildings in the general geographic area of the Premises, Landlord shall have the right to require Tenant to increase its insurance coverage. All such insurance shall be written by a New Jersey licensed insurance carrier rated at least A 15 as per Best’s Insurance Guide.

(b)           Prior to the Commencement Date, and at least ten (10) days prior to the expiration date of any policy, Tenant shall furnish evidence of such insurance and payment of premiums thereon to Landlord. Such insurance shall be in form satisfactory to Landlord and without limitation, shall provide that no cancellation or lapse thereof or change therein shall be effective until (i) after ten (10) days’ written notice to Landlord at the address specified in this Lease in the case of nonpayment of premium, or (b) in all other cases, after thirty (30) days’ written notice to Landlord at the address specified in this Lease. Tenant waives all rights of recovery against Landlord for any insurable loss, damages, or injury to property or persons regardless of whether or not the Tenant is insured against same.

(c)           During the term of this Lease, each party shall maintain in effect in each insurance policy required under this Lease that relates to property damage a waiver of subrogation in favor of the other party from such party’s then-current insurance carriers, and shall at all times furnish evidence of such currently effective waiver to the other party. Such waiver shall be in a form reasonably satisfactory to the other party and without limitation, shall provide that no cancellation or lapse thereof or change therein shall be effective until after ten (10) days’ written notice to the other party at the address, specified in this Lease.

(d)           Each insurance policy required to be maintained under this Lease shall state that with respect to the interest of Landlord the insurance maintained pursuant to each such policy shall not be invalidated by any action or inaction of Tenant and shall insure Landlord regardless of any breach or violation of any warranties, declarations, conditions or exclusions by Tenant.

(e)           Each insurance policy required to be maintained under this Lease shall state that all provisions of each such insurance policy, except for the limits of liability, shall operate in the same manner as if a separate policy had been issued to each person or entity insured thereunder.

(f)            Each insurance policy required to be maintained under this Lease shall state that the insurance provided thereunder is primary insurance without any right of contribution from any other insurance which may be carried by or for the benefit of Landlord.

(g)           Each insurance policy required to be maintained under this Lease shall recognize the indemnification set forth in Paragraph 11 of this Lease.

(h)           Failure of Tenant to maintain any of the insurance required under this Lease or to cause to be provided in any insurance policy the requirements set forth in this Paragraph 9, shall constitute a default under this Lease without any notice being required by Landlord.

10.           Casualty and Insurance.

(a)           In the event of partial or total destruction of the improvements to Premises by reason of fire or any other cause Tenant shall immediately notify Landlord of same, assign all of its rights under the insurance policies insuring the Premises to Landlord, as its interest may appear, and pay to Landlord, as its interest may appear, following the final settlement of all insurance claims, the amount of any deductible provided by such insurance policy or policies and this Lease, excluding any insurance for Tenant’s property. The provisions of this Paragraph shall survive the expiration or sooner termination of this Lease.

(b)           If the Premises is damaged or destroyed by fire, explosion, the elements or otherwise so as to render the Premises wholly untenantable or unfit for occupancy and same cannot be restored to substantially the same condition they were in prior to such event of casualty within one hundred eighty (180) days from the happening of such injury, by the reasonable estimate of an independent architect or engineer mutually acceptable to Landlord and Tenant, then, and in such case, the Term hereby created shall, at the option of either the Landlord or Tenant, terminate upon the giving of written notice to the other party. If a notice of termination is given, the Term of this Lease shall terminate effective as of the date of such damage or destruction, and the Tenant shall immediately surrender the Premises and all the Tenant’s interest therein to the Landlord, and pay Rent to the time of such damage or destruction, and the Landlord may re-enter and repossess the Premises discharged from this Lease and may remove all parties therefrom. Notwithstanding the foregoing, if damage to the Premises occurs during the last two years of the Term or any Extension Term, which renders more than twenty-five percent (25%) of the Premises untenantable, Landlord or Tenant may elect to terminate this Lease by a thirty (30) day notice to the other party given within ninety (90) days after the occurrence of such damage. In such case this Lease shall terminate on the date specified in such notice.

(c)           Should the Premises be rendered untenantable and unfit for occupancy, but yet be repairable within one hundred eighty (180) days from the happening of said injury or in a longer period, but neither party exercised its right to terminate this Lease as aforesaid, the Landlord shall enter and repair the same in accordance with subparagraph (e) below, and the Rent shall abate until such time as the Landlord makes such repairs so as to render the Premises wholly tenantable.

(d)           If the Premises shall be so slightly injured as not to be rendered untenantable and unfit for occupancy in whole or in part, the Landlord shall repair the same, upon receipt of the insurance proceeds, with reasonable promptness, so as to restore the Premises to the condition in which they were immediately prior to such damage or destruction.

(e)           Notwithstanding anything contained herein to the contrary, Landlord shall not be required to expend any funds for the restoration of the Premises which are in excess of the insurance proceeds recovered as a result of any such casualty.

(f)            This Paragraph 10 constitutes an express agreement between the parties and shall govern in place of any statutory provisions relating to the damage or destruction of leased improvements.

11.           Indemnification. (a)              Definition:  Within the meaning of this Paragraph 11, “Claims” means any claims, suits, proceedings, actions, causes of action, responsibility, liability, demands, judgments, and executions.

(b)           Except to the extent arising out of or resulting from the negligence or willful misconduct of Landlord or its agents or employees, Tenant hereby indemnifies and agrees to save harmless Landlord, and any mortgagee from and against any and all Claims, which either (i) arise from or are in connection with the Tenant’s (or any party claiming under Tenant), possession, use, occupation, management, repair, maintenance or control of the Premises, or any portion thereof; (ii) arise from or are in connection with any act or omission of Tenant, or Tenant’s Agents; (iii) result from any default, breach, violation or non-performance of this Lease or any provision therein by Tenant; or (iv) result in injury to person or property or loss of life sustained in or about the Premises. Tenant shall defend any actions, suits and proceedings which may be brought against Landlord or mortgagee with respect to the foregoing or in which they may be impleaded. Tenant shall pay, satisfy and discharge any judgments, orders and decrees which may be recovered against Landlord or mortgagee in connection with the foregoing.

12.           Non-Liability of Landlord. Landlord shall not be liable for (and Tenant shall make no claim for) any property damage or personal injury which may be sustained by Tenant or any other person, as a consequence of the failure, breakage, leakage, inadequacy, defect or obstruction of the water, plumbing, steam, sewer, waste or soil pipes, roof, drains, leaders, gutters, valleys, downspouts, or the like or of the electrical, gas, power, conveyor, refrigeration, sprinkler, air conditioning or heating systems, elevators or hoisting equipment; or by reason of the elements; or resulting from the carelessness, negligence or improper conduct on the part of Tenant or Tenant’s agents, employees, guests, licensees, invitees, subtenants, assignees or successors. Tenant shall give Landlord prompt written notice of the occurrence of any events set forth in this Paragraph 12. Tenant shall indemnify and hold harmless Landlord from any expense (including legal fees and costs), loss, liability or damages suffered or incurred in connection with the matters referred to in this Paragraph.

13.           Remedies and Termination Upon Tenant Default.

(a)           In the event that:

(1)           Tenant shall default in the payment of (i) any Fixed Rent or (ii) any Additional Rent or other charge payable regularly hereunder by Tenant to Landlord, on any date upon which the same becomes due, and such default shall continue for five (5) days after receipt of written notice of such failure to pay on the due date, provided however such notice shall not be required more than twice in any twelve (12) month period; or

(2)           Tenant shall default in the payment of any Additional Rent or any other charge payable hereunder which are not due and payable hereunder on a regular basis, on any date upon which the same becomes due, and such default shall continue for five (5) days after Landlord shall have given to Tenant a written notice specifying such default; or

(3)           Tenant shall default in the due keeping, observing or performing of any covenant, agreement, term, provision or condition of this Lease on the part of Tenant to be kept, observed or performed (other than a default of the character referred to in clauses (1) or (2) of this Paragraph 13(a)), and if such default shall continue and shall not be remedied by Tenant within thirty (30) days after Landlord shall have given to Tenant a written notice specifying the same; provided, however, in the case of a default which cannot with due diligence be remedied by Tenant within a period of thirty (30) days, if Tenant proceeds as promptly as may reasonably be possible after the giving of such notice and with all due diligence to remedy the default and thereafter to prosecute the remedying of such default with all due diligence, the period of time after the giving of such notice within which to remedy the default shall be extended for such period as may be necessary to remedy the same with all due diligence; or

(4)           Should Tenant be evicted by summary proceedings or otherwise;

then, Landlord may, in addition to any other remedies herein contained, as may be permitted by Law, without being liable for prosecution therefor, or for damages, re-enter the Premises and the same have and again possess and enjoy; and as agent for Tenant or otherwise, re-let the Premises and receive the rents therefor and apply the same, first to the payment of such expenses, reasonable attorney fees and costs, as Landlord may have reasonably incurred in re-entering and repossessing the same and in making such repairs and alterations as may be necessary; and second to the payment of the rents and charges due hereunder. Tenant shall remain liable for such rents as may be in arrears and also the rents as may accrue subsequent to the re-entry by Landlord, to the extent of the difference between the rents reserved hereunder and the rents, if any, received by Landlord during the remainder of the unexpired term hereof, after deducting the aforementioned expenses, fees and costs; the same to be paid as such deficiencies arise and are ascertained each month. Landlord, at its option, at any time after such default, may require Tenant to pay in a single lump sum payment a sum which represents the present value (using a discount rate of 4% per annum) of the aggregate of the Fixed Rent which would have been payable by Tenant for the period commencing at the time Landlord demands such single lump sum payment, and ending on the originally fixed Expiration Date of the Term.

(b)           Upon the occurrence of any of the contingencies set forth in the preceding Paragraph 13(a), or should Tenant be adjudicated a bankrupt, insolvent or placed in receivership, or should proceedings be instituted by or against Tenant for bankruptcy, insolvency, receivership, agreement of composition or assignment for the benefit of creditors, or if this Lease or the estate of Tenant hereunder shall pass to another by virtue of the death of Tenant or any court proceedings, writ of execution, levy, sale, or by operation of law, Landlord may, if Landlord so elects, at any time thereafter, terminate this Lease and the term hereof, upon giving to Tenant or to any trustee, receiver, assignee or other person in charge of or acting as custodian of the assets or property of Tenant, five (5) days notice in writing, of Landlord’s intention so to do. Upon the giving of such notice, this Lease and the term hereof shall end on the date fixed in such notice as if the said date was the date originally fixed in this Lease for the expiration hereof; and Landlord shall have the right to remove all person, goods, fixture and chattels therefrom, by force or otherwise without liability for damages.

(c)           The parties expressly agree that, except to the extent required by law, Landlord shall have no duty whatsoever to mitigate its damages in the event of a default by Tenant.

14.           Remedies Cumulative; Non-Waiver By Landlord; Waiver of Jury Trial. The various rights, remedies, options and elections of Landlord, expressed herein, are cumulative, and the failure of Landlord to enforce strict performance by Tenant of the conditions and covenants of this Agreement to exercise any election or option or to resort or have recourse to any remedy herein conferred or the acceptance by Landlord of any installment of rent after any breach by Tenant, in any one or more instances, shall not be construed or deemed to be a waiver or a relinquishment for the future by Landlord of any such conditions and covenants, options, elections or remedies, but the same shall continue in full force and effect. Tenant waives trial by jury in any action or proceeding arising out of this Lease.

15.           Services/Utilities. Landlord shall have no obligation to provide any services whatsoever to the Premises. All such services shall be provided by Tenant at Tenant’s sole cost and expense. Tenant shall obtain utilities and water directly from the public utility companies supplying same to the Premises and Tenant shall pay such providers directly, for such usage pursuant to the actual charges on bills rendered therefore.

16.           Subordination. (a)                This Lease is subject and subordinate in all respects to any underlying leases, ground leases, licenses or agreements, and to all mortgages which may now be placed on or affect such leases, licenses or agreements or the Land or the Premises and also to all renewals, modifications, consolidations and extensions of such underlying leases, ground lease, licenses, agreements, and mortgages. Although no instrument or act on the part of Tenant shall be necessary to effectuate such subordination, Tenant shall, nevertheless, execute and deliver such further instruments confirming such subordination as may be desired by any holder of any such mortgage or by a lessor, licensor or party to an agreement under any such underlying lease, ground lease, license or agreement, respectively. If any underlying lease, ground lease, license or agreement to which this agreement is subject and subordinate terminates, or if any mortgage to which this lease is subordinate is foreclosed, Tenant shall, on timely request, attorn to the holder of the reversionary interest or to the mortgagee in possession, as the case may be. Landlord represents that as of the date of this Lease (i) Landlord holds fee simple title to the Premises and has full authority to enter into this Lease, and (ii) there are no mortgages or underlying leases, or ground leases affecting the Land or the Premises.

(b)           This Lease and Tenant’s interest hereunder shall also be subject and subordinate to any future “Superior Interest” (hereinafter defined) provided Landlord shall obtain and deliver to Tenant, from any future mortgagee, trustee, ground lessor or security deed holder (a “Superior Interest”) a written subordination and non-disturbance agreement (provided Tenant also executes the same) on such Superior Interest’s standard form; provided such form is reasonably acceptable to Tenant and does not change the terms of this Lease (other than deminimis changes), and such form provides that so long as Tenant performs all of the terms, covenants and conditions of this Lease within applicable notice and cure periods, and agrees to attorn to the holder and beneficiary of the Superior Interest and the purchaser at a foreclosure sale, Tenant’s rights under this Lease shall not be disturbed and shall remain in full force and effect for the Term upon all of the terms and conditions of this Lease, and Tenant shall not be joined by the holder of any mortgage or deed of trust in any action or proceeding to foreclose thereunder.

17.           Landlord’s Cure of Tenant’s Default. If Tenant shall fail or refuse to comply with and perform any conditions and covenants of this Lease and such failure continues beyond any applicable notice and cure periods, Landlord may, if Landlord so elects, carry out and perform such conditions and covenants, at the sole cost and expense of Tenant, and the said cost and expense shall be payable by Tenant to Landlord on demand, or at the option of Landlord shall be added to the installment of rent due immediately thereafter, but in no case later than one month after such demand, whichever occurs sooner, and shall be due and payable as such. This remedy shall be in addition to such other remedies as Landlord may have hereunder by reason of the breach of Tenant of any of the covenants and conditions in this Lease.

18.           Notices. Any notice, demand, statement or other communication which under the terms of this Lease or under any statute or law must or may be given shall be given by hand delivery to the respective parties as follows or by registered or certified mail, return receipt requested, or by reputable private overnight delivery service addressed to the respective parties as follows:

To Landlord:                                                                                                                           At its address stated above, with a copy to:

Nicholas Racioppi, Jr., Esquire
Riker, Danzig, Scherer, Hyland & Perretti
One Speedwell Avenue
Headquarters Plaza
Morristown, New Jersey  07962-1981

To Tenant:                                                                                                                                     At its address stated above, with a copy to:

Goodwin Procter LLP
Exchange Place
Boston, Massachusetts  02109
Attention:  F. Beirne Lovely, Jr., Esq.

Any such notice, demand, statement or other communication shall be deemed to have been given or made upon hand delivery or when deposited, postage paid, in the U.S. Mail, or delivered, charges prepaid or charged to sender to a reputable private overnight delivery service, as the case may be. Any of the above addresses may be changed by notice given as above provided.

19.           Quiet Enjoyment. Landlord covenants that Tenant upon keeping and performing each and every covenant, agreement, term, provision and condition herein contained on the part and on behalf of Tenant to be kept and performed, shall quietly enjoy the Premises without hindrance or molestation by Landlord or by any other person lawfully claiming by, through or under the same subject to the covenants, agreements, terms, provisions and conditions of this Lease and the effect of the application of same.

20.           Intentionally Omitted.

21.           Inspection and Entry by Landlord.

(a)           Tenant agrees to permit Landlord and Landlord’s agents, employees or other representatives to show the Premises to any lessor under any underlying lease or ground lease or any mortgagee or any persons wishing to rent or purchase the same, and Tenant agrees that during the last year of the Term, as same may be extended, Landlord or Landlord’s agents, employees or other representatives shall have the right to show the Premises to any prospective tenant or to place notices on the front of the Premises or any part thereof, offering the Premises for rent or for sale; and Tenant hereby agrees to permit the same to remain thereon without hindrance or molestation.

(b)           Tenant agrees that Landlord and Landlord’s agents, employees or other representatives, shall have the right to enter into and upon the said premises or any part thereof, at all reasonable hours, for the purpose of examining the same or reading meters, or performing maintenance or making such repairs or alterations therein as may be necessary for the safety and preservation thereof. Landlord agrees that it shall use commercially reasonable efforts to minimize interference with the operation of Tenant’s business in the exercise of its rights hereunder. This clause shall not be deemed to be a covenant by Landlord nor be construed to create an obligation on the part of Landlord to make such inspection or repairs.

22.           Brokerage. Tenant and Landlord warrant and represent to each other that neither has dealt with any broker or brokers regarding the negotiation of the within Lease Tenant and Landlord agree to be responsible for and to indemnify and save the other harmless from and against any claim for a commission or other compensation by any broker claiming to have negotiated with the indemnifying party with respect to the Premises or to have called the said Premises to Tenant’s attention or to have called Tenant to Landlord’s attention.

23.           Landlord’s Inability to Perform. This Lease and the obligation of Tenant to pay the rent hereunder and to comply with the covenants and conditions hereof, shall not be affected, curtailed, impaired or excused because of the Landlord’s inability to supply any service or material called for herein, by reason of any rule, order, regulation or preemption by any governmental entity, authority, department, agency or subdivision or for any delay which may arise by reason of negotiations for the adjustment of any fire or other casualty loss or because of strikes or other labor trouble or for any cause beyond the control of the Landlord.

24.           Condemnation. If the Premises leased herein shall be taken under eminent domain or condemnation proceedings, or if suit or other action shall be instituted for the taking or condemnation thereof, or if in lieu of any formal condemnation proceedings or actions, Landlord shall grant an option to purchase and or shall sell and convey the Premises thereof to any governmental taking authority, then this Lease shall terminate, and the term hereof shall end as of the date of such taking and Tenant shall have no claim or right to claim or be entitled to any portion of any amount which may be awarded as damages or paid as the result of such condemnation proceedings or paid as the purchase price for such option, sale or conveyance in lieu of formal condemnation proceedings; and all rights of Tenant to damages, if any, are hereby assigned to Landlord, except that nothing herein shall affect Tenant’s rights to make a separate claim for moving expenses or trade fixtures provided same does not reduce Landlord’s award. In no event may Tenant make any claim for its leasehold interest. If only a part of the Premises shall be so taken, and if such taking shall be of a substantial part of the Premises such that the Premises are unsuitable for the reasonable conduct of Tenant’s business, this Lease may be terminated by either Landlord or Tenant by its giving to the other, within 60 days after receipt of notice of such vesting of title, and upon such election by either party this Lease shall terminate, and the term hereof shall end as of the date of such taking. In the event that this Lease is to be so terminated, Tenant agrees to execute and deliver any instruments, at the expense of Landlord, as may be deemed necessary or required to expedite any condemnation proceedings or to effectuate a proper transfer of title to such governmental or other public authority, agency, body or public utility seeking to take or acquire the Land, Building and Premises or any portion thereof. Tenant covenants and agrees to vacate the Premises, remove all Tenant’s personal property therefrom and deliver up peaceable possession thereof to Landlord or to such other party designated by Landlord in the aforementioned notice. Failure by Tenant to comply with any provision in this clause shall subject Tenant to such costs, expenses, damages and losses (including reasonable attorney’s fees and costs) as Landlord may reasonably incur by reason of Tenant’s breach hereof. In the event that a partial taking occurs but this Lease continues in full force and effect, then the Premises shall be deemed to include only the portions not so taken. The Fixed Rent hereunder shall be shall be equitably adjusted to reflect any such partial taking. To the extent that no part of the Building on the Premises was taken, the entire award shall be paid to Landlord and Tenant shall have no claim for any part thereof. To the extent that a portion of the Building is taken and neither Landlord nor Tenant have exercised its right to terminate this Lease, the parties shall equitably apportion the award and Landlord shall make available to Tenant that portion of the award equitably allocable to the taking of the portion of the Building for the restoration and repair of the remainder of the Building. To the extent such funds are not expended for such purpose, they shall be the sole property of Landlord and Tenant shall make no claim therefor.

25.           Assignment and Subletting.

(a)           In the event that Tenant desires to (x) assign the Lease or (y) sublease the whole or a portion of the Premises, to any other party the terms and conditions of such assignment or sublease shall be communicated to Landlord in writing not less than thirty (30) days prior to the proposed effective date of any such assignment or sublease.

(b)           Tenant may assign this Lease or sublet the Premises, subject to the Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed on the basis of the following terms and conditions:

(i)            Tenant shall provide to Landlord the name and address of the assignee or sublessee.

(ii)           The assignee shall assume, by written instrument, all of the obligations of this Lease, and a copy of such assumption agreement shall be furnished to Landlord at least ten (10) days prior to the effective date of the assignment. The subtenant shall agree by written instrument not to take any action that would cause a default under this Lease.

(iii)          (a) Tenant and each assignee shall be and remain liable for the observance of all the covenants and provisions of this Lease, including, but not limited to, the payment of rent and additional rent due hereunder through the entire Term, as the same may be renewed, extended or otherwise modified,  (b) each sublessee shall, in accordance with the terms of the sublease, be and remain liable for the observance of all applicable non-monetary covenants and provisions of this Lease with respect to the subleased premises, through the entire term of this Lease, as the same may be renewed, extended or otherwise modified and no sublease shall permit any subtenant to violate any of the terms of this Lease.

(iv)          Tenant shall promptly pay to Landlord seventy-five (75%) percent of the rent and any other consideration received for or in connection with any assignment or sublease, however denominated, as and when received, in excess of the rent required to be paid by Tenant hereunder after first deducting any actual out-of-pocket expenses (including, but not limited to brokerage fees, attorneys’ fees, and tenant fit-up costs) incurred by Tenant in effecting such assignment or sublease.

(v)           In any event, the acceptance by Landlord of any rent from any of the subtenants or the failure of Landlord to insist upon a strict performance of any of the terms, conditions and covenants herein from any assignee or subtenant shall not release Tenant herein, from any and all of the obligations herein during and for the entire terms of this Lease.

(vi)          Tenant shall only assign or sublet the Premises to an assignee or sublessee (1) whose financial status is acceptable to Landlord, at Landlord’s reasonable discretion, and (2) whose use is acceptable to Landlord, at Landlord’s sole, but commercially reasonable,  discretion.

(vii)         Landlord shall require Tenant to pay to Landlord the amount of Seven Hundred Fifty and 00/100 ($750.00) Dollars as payment to cover its handling charges for each request for consent to any assignment or sublet prior to its consideration of the same.

 (viii)  Tenant acknowledges that its sole remedy with respect to any assertion that Landlord’s failure to consent to any assignment or sublet is unreasonable shall be the remedy of specific performance and Tenant shall have no other claim or cause of action against Landlord as a result of Landlord’s actions in refusing to consent thereto.

(ix)           The assignment or sublease shall provide that there shall be no further assignments and/or subletting without Landlord’s consent which consent shall not be unreasonably withheld or delayed.

(c)           Notwithstanding anything contained in this Paragraph 25 to the contrary, Tenant shall have the right to assign this Lease or sublease the whole of the Premises to an entity controlling, controlled by, or under common control with Tenant or in connection with a merger or consolidation of Tenant with another company or a sale of all or substantially all of the assets of Tenant. Any assignment in connection with a transaction of the nature permitted pursuant to the preceding sentence, shall not be subject to the provisions of subsections, (a), b(iv) or b(vi)(1) hereof, but all other provisions of this Paragraph shall apply.

26.           Environmental Laws.

(a)           Tenant, at its own expense and cost, shall promptly comply with all applicable present and future environmental laws, rules, regulations and executive orders, federal, state and local, pertaining to environmental matters, as same may be amended or supplemented from time to time, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act,

(“CERCLA”), 42 USC ‘9601 et seq.; the Resource Conservation and Recovery Act, (“RCRA”), 42 USC ‘6901 et seq.; the Clean Air Act, 42 USC ‘7401 et seq.; the Federal Water Pollution Control Act (including but not limited to as amended by the Clean Water Act), 33 USC ‘1251 et seq.; the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq. (“ISRA”); the New Jersey Spill Compensation and Control Act, N.J.S.A. 58:10-23.11 et seq. (“Spill Act”); the New Jersey Water Pollution Control Act, N.J.S.A. 58:10A-1 et seq.; the New Jersey Air Pollution Control Act, N.J.S.A. 26:2C-1 et seq.; the New Jersey Solid Waste Management Act, N.J.S.A. 13:1E-1 et seq.; and the New Jersey Underground Storage of Hazardous Substances Act, 58:10A-21 et seq. (collectively, “Environmental Laws”). Tenant, at its sole cost and expense, shall obtain any permits or approvals required under any Environmental Laws for Tenant’s operations at the Premises. Tenant represents to Landlord that Tenant’s North American Industry Classification System Number (NAICS) as used on Tenant’s Federal Tax Return is the NAICS Code listed in the Preamble of this Lease. Tenant shall not conduct any operations that shall cause the Premises to be deemed an “industrial establishment” as defined in ISRA. The terms defined herein shall have such broader meaning as may at any time be included in the Environmental Laws.

(b)           Tenant hereby agrees to execute such documents as Landlord reasonably deems necessary and to make such applications as Landlord reasonably requires to assure compliance with all Environmental Laws. Tenant shall bear all costs and expenses incurred by Landlord associated with any required compliance with Environmental Laws resulting from Tenant’s leasing, use, operation, management, maintenance or repair of the Premises, or in any way arising out of or connected to Tenant’s leasing, use, operation, management, maintenance or repair of the Premises, including, but not limited to, state agency fees, engineering fees, clean-up costs, filing fees and suretyship expenses. As used in this Lease, compliance with Environmental Laws shall include applications for determinations of nonapplicability by the appropriate governmental authority. The foregoing undertaking shall survive the termination or sooner expiration of this Lease and surrender of the Premises and shall also survive sale, or lease or assignment of the Premises by Landlord. Tenant shall immediately provide Landlord with copies of all correspondence, reports, notices, orders, findings, declarations and other materials pertinent to Tenant’s compliance with Environmental Laws and the requirements of any other government body or agency, including the New Jersey Department of Environmental Protection’s (“NJDEP”) under any Environmental Laws as they are issued or received by the Tenant.

(c)           Tenant shall not generate, store, manufacture, refine, transport, treat, dispose of, or otherwise permit to be present on or about the Premises, any Hazardous Substances, except Hazardous Substances, customarily and lawfully used in connection with the Permitted Use, provided, however, that Tenant’s use and storage of any such Hazardous Substances is at all times in strict compliance with all applicable laws, including, but not limited to any Environmental Laws. As used herein, “Hazardous Substances” shall be defined as any oil or petroleum products or derivatives thereof, PCBs, explosive substances, asbestos, radioactive materials, and any other toxic or contaminating materials included in the definitions of hazardous or toxic substances contained in any Environmental Laws and any solid waste designated as hazardous waste pursuant to N.J.A.C. 7:26-8, or as otherwise provided by Federal or State law, and includes any “hazardous chemical,” “hazardous substance” or similar term as defined in the Environmental Laws or in any other present or future applicable federal, state or local law, rule or regulation dealing with environmental protection.

(d)           Tenant agrees to indemnify and hold harmless the Landlord and each mortgagee of the Premises from and against any and all liabilities, damages, claims, losses, judgments, causes of action, costs and expenses (including, but not limited to, the reasonable fees and expenses of counsel, filing or review fees, environmental consultant fees and costs of any assessment, investigation, sampling, remedial action or other cleanup) which may be incurred by the Landlord or any such mortgagee or threatened against the Landlord or such mortgagee, relating to or arising out of any breach by Tenant, its employees, agents, servants, licensees, invitees and representatives of this Paragraph, which indemnification shall survive the expiration or sooner termination of this Lease.

(e)  In the event that Tenant performs or is responsible for a cleanup or remedial action at the Premises in order to comply with Environmental Laws, such cleanup or remedial action shall be conducted to achieve whatever soil and/or groundwater cleanup levels may be required by the New Jersey Department of Environmental Protection (“NJDEP”) or other governmental agency having jurisdiction such that an unconditional No Further Action Letter or other equivalent approval designating satisfactory completion of the cleanup will be issued by the appropriate agency without the requirement to execute, record, implement or maintain any engineering and/or institutional controls (as those terms are defined by ISRA or any regulations promulgated thereunder) or seek alternative soil remediation standards, alternate concentration limits and/or aquifer reclassification. Institutional controls may include, without limitation, structure, land and natural resource use restrictions, well restrictions, declarations of environmental restriction or other forms of deed notice regarding the presence of contamination, and establishment of groundwater classification exception areas. Engineering controls may include, without limitation, caps, covers, dikes, trenches, leachate collection systems, signs, fences and access controls. Notwithstanding the foregoing, Lender may, in its sole and absolute discretion and without any obligation to do so, agree to waive this requirement, however such waiver must be in writing.

27.           Extension Option.

(a)           Provided that (i) an event of default is not outstanding under this Lease, and (ii) Tenant is then the Tenant under this Lease, and is then physically in occupancy of a portion of the Premises, then, Tenant may elect to extend and renew the term of this Lease for three (3) additional consecutive terms of five (5) years each by giving Landlord written notice at least nine (9) months prior to the expiration of the initial term or subsequent Extension Term, of this Lease, as the case may be, and as to which time is of the essence. Upon and in the event of the giving of such notice in a timely manner, the term of this Lease shall (unless said term shall sooner have expired or terminated pursuant to any of the conditions of limitation or other provisions of this Lease or pursuant to law) be deemed extended the “Extension Term”). Such extension shall be subject to and upon all of the terms and conditions of this Lease except that during the First Extension Term the Fixed Rent payable hereunder shall be the CPI Increased Fixed Rent (as hereinafter defined) and during Second and Third Extension Terms, as the case may be, the Fixed Rent payable hereunder shall be the Fair Market Value. The Fair Market Value shall be determined in accordance with the provisions of Exhibit B.

(b)           For purposes of calculating the CPI Increased Fixed Rent, the following definitions shall apply:

(i)                            “Consumer Price Index” shall mean the New York - Northeastern New Jersey Consumer Price Index for Urban Wage Earners and Clerical Workers (1982-1984 = 100). In the event the Consumer Price Index shall hereafter be converted to a different standard reference base or otherwise revised, the determination of the CPI Increase shall be made with the use of such conversion factor, formula or table for converting the Consumer Price Index as may be published by an official source, or, if no official source publishes such a conversion method, by any nationally recognized publisher of statistical information selected by Landlord. In the event the Consumer Price Index shall cease to be published, then, for the purposes hereof, there shall be substituted for the Consumer Price Index such other index as Landlord shall reasonably designate.

(ii)                           The “Base Index” shall mean the most recent Consumer Price Index available to the public on the Commencement Date.

(iii)          The “Anniversary Month” shall mean the calendar month for which the Base Index reports the Consumer Price Index. For example, if the most recent Consumer Price Index available to the public on the Commencement Date reports the Consumer Price Index for the month of March, 2006, then March shall be the Anniversary Month.

(iv)                          “Percentage Increase” shall mean the percentage resulting from the fraction, the numerator of which shall be the Consumer Price Index in the applicable Anniversary Month and the denominator of which shall be the Base Index.

Prior to the commencement of the First Extension Term, Landlord shall send to Tenant an index comparative statement setting forth (i) the Consumer Price Index for the most recent Anniversary Month; (ii) the Base Index; (iii) the Percentage Increase; and (iv) the CPI Increased Fixed Rent found by multiplying the Percentage Increase by the Annual Fixed Rent.

An example of this formula’s application is as follows:

Assume the Base Index is 100. Assume the Anniversary Month is March. Assume the Consumer Price Index for March 2011, the Anniversary Month applicable to the calculation of the First Extension Term Fixed Rent, is 103. In that case the Percentage Increase means the percentage resulting from the fraction 103/100, or 103%, for a Percentage Increase of 103%. The CPI Increased Fixed Rent is then calculated by multiplying 103% by $276,090.75. Thus the Fixed Rent during the First Extension Term is, in this example, the greater of the previous year’s Fixed Rent ($276,090.75) or $284,373.47.

(c)           Tenant shall have no further right to extend or renew the term hereof for any period subsequent to the expiration of the Extension Term.

(d)           If the annual Fixed Rent for any Extension Term shall not be determined prior to the first day of the applicable Extension Term, Tenant shall pay an interim Fixed Rent for the period commencing on the first day of such Extension Term and ending on the last day of the month in which such annual Fixed Rent is determined at the annual rate in effect hereunder on the day preceding the first day of such Extension Term. When the annual Fixed Rent for the Extension Term is determined, the Fixed Rent for such period shall be recomputed upon the basis of such annual Fixed Rent so determined and if such recomputed Fixed Rent for such period is in excess of such interim Fixed Rent so paid for such period, Tenant shall promptly pay to the Landlord an amount equal to such excess. If such recomputed Fixed Rent for such period is less than such interim Fixed Rent so paid for such period, Landlord shall promptly credit such amount against the next installment of Fixed Rent.

(e)           When the annual Fixed Rent for the Extension Term shall be established as herein provided, the Landlord and the Tenant shall execute and deliver an amendment to this Lease specifying the Fixed Rent payable for the Extension Term and any reference in this Lease to the term hereof shall be deemed to include the Extension Term; provided however, that the failure of the parties hereto to execute and deliver any such lease amendment shall not affect the obligation of the Tenant to pay Fixed Rent at the rental rate established hereunder.

28.           Parties Bound.

(a)           The covenants, agreements, terms, provisions and conditions of this Lease shall bind and benefit the respective successors, assigns and legal representatives of the parties hereto with the same effect as if mentioned in each instance where a party hereto is named or referred to except that no violation of the provisions of Paragraphs 7(c) or 25 hereof shall operate to vest any rights in any successor, assignee or legal representative of Tenant and that the provisions of this Paragraph 28 shall not be construed as modifying the conditions contained in Paragraph 12 hereof.

(b)           Tenant acknowledges and agrees that if Landlord shall be one or more individuals, or a joint venture, tenancy in common, firm, or partnership, general or limited, or any combination of the above, there shall be no personal liability on such individual(s) or on such joint venture, tenancy in common, firm or partnership in respect of any of the covenants or conditions of this Lease; rather, Tenant agrees to look solely to Landlord’s estate and property in the Premises for the satisfaction of Tenant’s remedies arising out of or related to this Lease.

(c)           The term “Landlord” as used in this Lease means only the owner, or the mortgagee in possession, for the time being of the Premises so that in the event of any sale or sales of the Land, Building, or the Premises, the said Landlord shall be and hereby is entirely freed and relieved of all covenants and obligations of Landlord hereunder, and it shall be deemed and construed without further agreement between the parties or their successors in interest, or between the parties and the purchaser, at any such sale of the Land, Building or of the Premises, that the purchaser or the lessee of the same has assumed and agreed to carry out any and all covenants and obligations of Landlord hereunder.

29.           Miscellaneous.

(a)           This Lease contains the entire contract between the parties. No representative, agent or employee of Landlord has been authorized to make any representations or promises with reference to the leasing of the Premises or to vary, alter or modify the terms hereof. No additions, changes or modifications, renewals, or extensions hereof, shall be binding unless reduced to writing and signed by Landlord and Tenant.

(b)           The terms, conditions, covenants and provisions of this Lease shall be deemed to be severable. If any clause or provision herein contained be adjudged to be invalid or unenforceable by a court of competent jurisdiction or by operation of any applicable law, it shall not affect the validity of any other clause or provision herein, but such other clauses or provisions shall remain in full force and effect.

(c)           The paragraph headings in this Lease are for convenience only and are not to be considered in construing the same.

(c)           If, in connection with obtaining financing with respect to the Premises, a banking, insurance or other recognized institutional lender shall request modifications in this Lease as a condition to such financing, Tenant will not unreasonably withhold, condition, delay or defer its consent thereto, provided that such modifications do not increase the obligations of Tenant hereunder or materially adversely affect the leasehold interest created or the conduct of Tenant’s business operations at the Premises.

(d)           This Lease shall be governed by the laws of the State where the Premises is located.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Lease as of the day and year first above written.

WITNESS:	LANDLORD:

THOMAS MINOR ASSOCIATES, LLC

	By:	/s/ Henry G. Toolan
	Name:	Henry G. Toolan
	Title:	President

WITNESS:	TENANT:
FEDERAL MARKETING CORP d/b/a
CREATIVE HOMEOWNER

	By:	/s/ James F. Conway, III
	Name:	James F. Conway, III
	Title:	Chairman

EXHIBIT A

PREMISES

BEING known and designated as Lots 1.20, 1.21 and 1.22 as shown on a certain map entitled:  “Final Subdivision Map, Wenko Park, Tax Map Lot 1, Block 1301, Sheet 13, Borough of Upper Saddle River, Bergen County, New Jersey”, which map was filed in the Bergen County Clerk’s Office on March 27, 1980, as Map No. 7846.

EXHIBIT B

DETERMINATION OF FAIR MARKET VALUE

The Fair Market Value of the Premises for purposes of this Lease shall take into account the provisions of this Lease and shall be set forth by Landlord in a notice to Tenant at least sixty (60) days prior to the commencement of the fourth anniversary of the Commencement Date or the applicable Extension Term, as the case may be (“Landlord’s Notice”). The Fair Market Value set forth in such notice shall be binding upon both parties unless Tenant shall notify Landlord of its objection within twenty (20) days after receipt of such notice. In the event of such an objection, which is not resolved within twenty (20) days thereafter, Tenant shall designate a licensed real estate broker familiar with the Bergen County area to prepare an appraisal of the Fair Market Value. Tenant’s designated broker shall then determine and promptly report to both parties in writing the Fair Market Value of the Premises, which report shall be binding upon both parties unless Landlord shall object to same within twenty (20) days after receipt of said report. If Landlord shall so object, both parties shall jointly appoint a separate licensed real estate broker familiar with the Bergen County area who shall determine the Fair Market Value of the Premises. Upon the receipt of such joint appraisal, the Fair Market Value of the Premises for purposes of this Lease shall be finally established as the determination that is neither the highest or the lowest of the three (3) determinations, provided, however, that if two of the determinations are equal, the Fair Market Value of the Premises established by those two (2) determinations shall be finally established as the Fair Market Value hereunder. Landlord and Tenant shall each pay for their own broker, and the cost of the joint appraisal shall be shared equally by Landlord and Tenant.

CONFORMED COPY

AGREEMENT OF LEASE

between

THOMAS MINOR ASSOCIATES, LLC

Landlord

and

FEDERAL MARKETING CORP d/b/a CREATIVE HOMEOWNER

Tenant

Premises:

24 Park Way

Upper Saddle River, New Jersey 07458